Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

VAALCO Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.10 per share	Other(2)	5,775,000(3)	$5.43	$31,358,250	0.0001381	$4,330.57
Total Offering Amounts					$31,358,250		$4,330.57
Total Fee Offsets							$0.00
Net Fee Due							$4,330.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder also includes an indeterminable number of shares of Common Stock, par value $0.10 per share (the “Common Stock”) of VAALCO Energy, Inc. as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sale prices per share of Common Stock on the New York Stock Exchange on June 1, 2026.

(3)	Represents (i) 5,250,000 shares of Common Stock reserved for issuance under the VAALCO Energy, Inc. 2020 Long Term Incentive Plan, as amended (the “2020 LTIP”) and (ii) 525,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the 2020 LTIP, including upon the expiration, cancellation, forfeiture or other termination of awards.